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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 1, 1997

                      Astrotech International Corporation
             (Exact Name of registrant as specified in its charter)

                                    Delaware
                 (State or other jurisdiction of incorporation)

         1-10011                                 25-1570579
 (Commission File Number)            (IRS Employer Identification No.)

     960 Penn Avenue, Suite 800, Pittsburgh, PA                15222
     (Address of principal executive offices)                (Zip Code)

Registrant's telephone number, including area code (412) 391-1896


         (Former name or former address, if changed since last report.)

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Item 2. Acquisition or Disposition of Assets.

        On May 1, 1997, Astrotech International Corporation acquired all of the issued and outstanding shares of capital stock of Trusco Tank Inc. pursuant to a Stock Purchase Agreement (the "Agreement") by and between Jared A. Trussler, Ray E. Crosno and Leslie D. Scott ("Sellers") and Astrotech International Corporation, a Delaware corporation ("Astrotech"). A copy of the Agreement is filed as an Exhibit to this Report.

        Trusco Tank Inc., (sometimes referred to as the "Company") was a privately-held company headquartered in San Luis Obispo, California. The Company is a designer and field erector of steel structures, including storage tanks, pressure vessels and shop-built tanks (both aboveground and underground). The Company's customers include municipal water districts, wastewater treatment facilities, oil companies, industrial facilities, wineries, and various process industries.

        The consideration paid to the Sellers for all of the capital stock of the Company was comprised of cash in the amount of $8,644,042.

     As part of the overall transaction, Astrotech also acquired two parcels of real property located in San Luis Obispo, California from two of the Sellers. The real property consisted of (i) one parcel of approximately 3.5 acres together with improvements situated thereon and (ii) a 10 acre parcel adjacent thereto, both used by and in conjunction with the business of the Company (the "San Luis Property"). The aggregate amount of the purchase price Astrotech paid for the San Luis Property was $2,300,000. Astrotech may also purchase a third parcel of real property used by the


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Company and located in Fresno, California ("Fresno Facility"), if certain conditions are met within the two-year period following May 1, 1997. The agreed upon purchase price for the Fresno Facility is $1,300,000. The Company has entered into a 10-year lease to assure the continued use of the Fresno Facility if Astrotech does not acquire it within the next two years.

     The cash portion of the purchase price for the capital stock of the Company and the related real property was funded through financing provided by Bank One, Texas, NA and Bank of America, Texas, NA ("Lenders") pursuant to an Amended and Restated Revolving Credit and Term Loan Agreement ("Amended Credit Agreement"), A copy of the Amended Credit Agreement is filed as an exhibit to this Report. See Item 5.

Item 5. Other Events

        On April 30, 1997, Astrotech executed the Amended Credit Agreement with the Lenders, which consolidated then existing term indebtedness previously incurred by Astrotech, provided financing for the acquisition of Trusco Tank Inc., and will provide financing to be used for additional working capital support, capital expenditures, and other general corporate purposes.

        The Amended Credit Agreement:

  (i) Provides for a $25,000,000 term loan which consolidated prior term debt and provided funding to purchase all of the stock of Trusco Tank Inc.;

  (ii) Provides for a $5,000,000 equipment facility to finance capital expenditures;


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        and

  (iii) Provides for a revolving credit facility of up to $20,000,000 to be used for working capital support and other general corporate purposes.

     The obligations of Astrotech are guaranteed by Astrotech's operating subsidiaries and are collateralized by substantially all of the assets of such subsidiary companies and the pledge by Astrotech of the common stock of each of its wholly-owned subsidiaries. The Amended Credit Agreement contains certain covenants which provide for, among other things, maintenance of various financial ratios and limitations on additional borrowings and capital expenditures. A copy of the Amended Credit Agreement is filed as an Exhibit to this Report.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

        (a)      Financial Statements of business acquired.*

        (b)      Pro Forma financial information.*

        (c)      Exhibits:

                 (10)(i) Stock Purchase Agreement dated as of April 30, 1997, by and between Jared A. Trussler, Ray E. Crosno and Leslie D. Scott and Astrotech International Corporation.

                 (10)(ii) Amended and Restated Revolving Credit and Term Loan Agreement by and between Astrotech International Corporation and Bank One, Texas, NA and Bank of America, Texas, NA dated as of April 30, 1997.

* It is impracticable to provide the required financial statements of business required and pro forma financial information at the time of filing of this report. Such financial statements of business required and pro forma financial statements will be filed no later than July 14, 1997.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            ASTROTECH INTERNATIONAL CORPORATION

May 14, 1997                                By: /s/ S. Kent Rockwell
                                                --------------------------------
                                                    S. Kent Rockwell
                                                    Chief Executive Officer


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                                 Exhibit Index

Exhibit 10(i)
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         Stock Purchase Agreement dated as of April 30, 1997, by and between
         Jared A. Trussler, Ray E. Crosno and Leslie D. Scott ("Sellers") and Astrotech International Corporation.

Exhibit 10(ii)
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         Amended and Restated Revolving Credit and Term Loan Agreement by and
         between Astrotech International Corporation and Bank One, Texas, NA and Bank of America, Texas, NA dated as of April 30, 1997.


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